INVESTMENT ADVISORY AGREEMENT

            INVESTMENT ADVISORY AGREEMENT (the "Agreement"), dated December 23, 1999, between Fortress Registered Investment Trust (the "Trust"), a Delaware business trust, and FIG Advisors LLC (the "Advisor"), a Delaware limited liability company. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings specified in the Trust's Declaration of Trust, dated December 23, 1999 (the "Declaration").

            In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

            1.  In General.
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            The Advisor agrees, all as more fully set forth herein, to act as a nondiscretionary investment advisor to the Trust with respect to the investment of the Trust's assets and to supervise and arrange the purchase of securities for and the sale of securities held in the investment portfolio of the Trust.

            2. Duties and Obligations of the Advisor. (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Trustees, the Advisor shall (i) act as investment advisor for and supervise and make recommendations with respect to the investment and reinvestment of the Trust's assets, subject to the Trust's restrictions and limitations on investments as set forth in the Declaration, in researching, making recommendations with respect to purchasing and selling securities and other assets for the Trust and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Trust, all of which will be implemented by employees of Fortress Capital Finance LLC ("FCF") seconded to the Trust and acting as agent therefor; (ii) supervise continuously the investment program of the Trust and the composition of its investment portfolio; (iii) supervise the operations and employees of the Trust's Investment Affiliates, including FCF; (iv) arrange, subject to the provisions of
Section 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Trust and its Investment Affiliates, and the financing and Hedging thereof; (v) arrange for the administration of all other affairs of the Trust and its Investment Affiliates and, in this regard, provide supervision of third parties engaged in such administration; (vi) maintain all of the Trust's books and records other than those maintained by a third party administrator, transfer agent, custodian or accountant; and (vii) provide the Trust and its Investment Affiliates with adequate office space and all necessary office equipment and services.

                  (b) The Advisor will use its best efforts to (i) cause the Trust at all times to be an investment company within the meaning of the Investment Company Act of 1940, the Rules and Regulations thereunder and any order applicable to the Trust granted thereunder, in each case as amended from time to time (collectively, the "1940 Act"), to be duly registered as such under the 1940 Act and to maintain compliance with the 1940 Act, and (ii) cause the Trust at all times to qualify and remain qualified for and to receive the special tax treatment afforded a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Without limiting the generality of the foregoing, the Advisor will use its best efforts to (i) cause the Trust's outstanding securities (other than short-term paper) to be beneficially owned at all times by more than 100 persons as determined in accordance with the provisions of Section 3(c)(1) of the 1940 Act and (ii) cause the Trust not to be a company described in Sections 3(c)(5) and/or 3(c)(6) of the 1940 Act. The Advisor will provide the Trustees a quarterly compliance report reviewing each factor related to the Trust's RIC qualification.

                  (c) The Advisor will use its best efforts to cause the Trust not to (i) invest in securities that would be deemed to be residual interests of real estate mortgage investment conduits, as such terms are defined in Sections 860D and 860G of the Code or (ii) otherwise take or fail to take any action if such action or failure would cause any Shareholder to incur "unrelated business taxable income" as defined in
Section 512 of the Code.

                  (d) The Advisor will use its best efforts to cause the Trust's Investment Affiliates, including FCF, to at all times not be investment companies within the meaning of the 1940 Act.

                  (e) Subject to Section 2(k) hereof, in the performance of its duties under this Agreement, the Advisor shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act and of the Investment Advisers Act of 1940, as amended, including any Rules or Regulations in force thereunder (collectively, the "Advisers Act"); (ii) any other applicable provision of law; (iii) the provisions of the Declaration and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objective, policies and restrictions of the Trust and FCF as set forth in the Trust's registration statement on Form N-2, as amended from time to time, and any resolutions adopted by requisite Trustee and/or shareholder approval; and (v) any other policies and determinations of the Trustees of the Trust. In addition, the Advisor shall use its best efforts to cause the Trust and FCF and its other Investment Affiliates not to engage in any transaction involving any person known to the Advisor to be subject to Sections 17(a), 17(d) or 17(e) of the 1940 Act with respect to the Trust or any of the Funds such that any such person would violate any such provision of the 1940 Act.

                  (f) The Advisor will pay the fees and compensation of the Trust's officers and Trustees who are "interested persons" of the Advisor, except that a Majority of the Independent Trustees may approve reimbursement at cost for the compensation of such officers or members (other than Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Erik
P. Nygaard (together with their successors, collectively, the "Principals") and the assistants of the Principals) allocable to time spent on the legal, accounting and other administrative operations (other than the provision of investment advice) of the Trust, FCF or its other Investment Affiliates (and the foregoing provision shall be deemed to be the "Operating Expense Reimbursement Agreement" referred to in the Confidential Private Placement Memorandum, as supplemented and amended, of Fortress Investment Fund LLC, the Common Shareholder first named in the Declaration). In addition, the Advisor will bear all costs and expenses of the Trust, FCF and its other Investment Affiliates not expressly stated in the sections below to be borne by the Trust or FCF or its Investment Affiliates and excluding, in any event, the Advisory Fee, which shall be solely the expense of the Trust.

                  (g) The Trust agrees to reimburse the Advisor for the ordinary operating expenses of the Trust and the Advisor for compensation (subject to Section 2(f) and in any event other than for the Principals and their assistants), rent and similar overhead expenses, including maintenance of the Trust's offices, in connection with the management and advisory services provided hereunder (to the extent not reimbursed by a portfolio investment of the Trust). In addition, the Trust will bear the expenses related to its activities including, without limitation, the evaluation, acquisition, ownership, sale, Hedging or financing of any potential portfolio investment, taxes, fees of auditors and counsel, expenses of the Board of Trustees and annual meetings, insurance, travel, litigation and indemnification expenses, administrative expenses and, subject to the approval of the Board of Trustees, any extraordinary expenses. The expenses of the Trust generally described above shall specifically include, without limitation:

      (i) all costs and expenses, if any, incurred in connection with portfolio investments of the Trust, including without limitation costs and expenses incurred in evaluating, developing, negotiating, structuring, acquiring, owning, financing (including Hedging), disposing of or otherwise dealing with portfolio investments, and further including, without limitation, any travel, legal and accounting expenses and other fees and out-of-pocket costs related thereto, and the costs of rendering financial assistance to or arranging for financing for any assets or businesses constituting portfolio investments;

      (ii) all costs and expenses, if any, incurred in monitoring portfolio investments, including without limitation any travel, legal and accounting expenses and other fees and out-of-pocket costs related thereto;

      (iii) all costs and expenses incurred relating to the Trust's activities, including without limitation costs and expenses incurred in evaluating, developing, negotiating, structuring, acquiring, owning, financing (including Hedging), disposing of or otherwise dealing with any prospective investment, whether or not the Trust actually invests therein, and further including, without limitation, any travel, legal and accounting expenses and other fees and out-of-pocket costs related thereto, and the costs of rendering financial assistance to or arranging for financing for any assets or businesses constituting any prospective investment;

      (iv) portfolio transaction expenses, interest and, to the extent not borne by FCF or the other Investment Affiliates, reasonable costs associated with the establishment of the other Investment Affiliates, outside consultants engaged to assist in the evaluation of documentation relating to Portfolio Investments and of related assets, including, if applicable, collateral therefor and in processing data with respect to the foregoing, and work-out of distressed portfolio investments;

      (v) taxes of the Trust, the fees and expenses of custodians, pricing services, accounting systems, accounting agents and auditors, external administrators and transfer and dividend disbursement agents, counsel, Trustees (but out-of-pocket expenses only with respect to those Trustees who are partners, directors, officers or employees of the Advisor), loan servicers and loan pool trustees, insurance costs of the Trust and litigation costs of the Trust;

      (vi) expenses associated with the distribution of reports and Capital Call notices to the Shareholders, and any required filings and registrations, proxy expenses, Securities and Exchange Commission ("SEC") examinations and registered agents;

      (vii) expenses relating to any office or office facilities maintained for the Trust or the portfolio investments separate from the office or offices of the Advisor;

      (viii) brokerage commissions and other investment costs incurred by or on behalf of the Trust;

      (ix) Operating Expenses of FCF and Investment Affiliates described in
      Section 2(h) and any costs associated with employees of FCF loaned or seconded to the Trust;

      (x) to the extent approved by the Board of Trustees and a majority of Independent Trustees, extraordinary expenses

(such expenses, the "Operating Expenses") to the extent any Operating Expenses are paid by the Advisor or any Affiliate thereof from its own funds, as the case may be, and not otherwise reimbursed by any portfolio investment; provided, however, that the Trust shall be obligated to reimburse the Advisor or its Affiliate, as applicable, only to the extent such Operating Expenses are incurred out-of-pocket by such parties on behalf of the Trust. The amount of Operating Expenses to be borne by the Trust is not subject to any maximum amount. Notwithstanding anything to the contrary, losses incurred on the Trust's investments, whether classified as expenses or otherwise, shall be borne by the Trust.

                  (h) In the case of FCF and each of the other Investment Affiliates, Operating Expenses consist of the following, subject to and in accordance with the approved budget in effect from time to time: personnel compensation and benefits, the costs associated with recruiting, training, travel and entertainment, communications, publications, professional dues, research and information services, software and analytical systems, supplies, rent, furniture, computer equipment and other fixed assets, the fees and expenses of custodians, pricing services, accounting systems, accounting agents and auditors, external administrators, counsel, loan servicers and loan pool trustees, insurance, taxes, any required filings and registrations, outside consultants engaged to assist in the physical evaluation of documentation and of the related assets, including, if applicable, collateral therefor, and in processing data with respect to the foregoing; interest and other financing costs, portfolio transaction expenses (including, without limitation, the costs of acquiring and disposing of mortgage loans and other assets and the costs of structuring, issuing and offering related securities), the costs of incomplete transactions, litigation expenses (provided that in the case of litigation expenses of indemnified parties, such expenses will be borne by FCF and each of the other Investment Affiliates only to the extent provided for under the terms of written indemnifications provided to such parties by FCF or the other Investment Affiliates, as the case may be), and such other expenses as are contemplated in FCF's approved budget. Notwithstanding anything to the contrary, losses incurred on FCF's or the other Investment Affiliates' investments, whether classified as expenses or otherwise, shall be borne by FCF and the other Investment Affiliates, as the case may be.

                  (i) At the beginning of each year, the Advisor will, after consultation with FCF personnel, prepare and submit a budget to the Compensation Committee to assist the Committee in connection with the Trust's ownership of FCF based on the Advisor's expertise in such matters. The budget will consist of an annual estimate of the operating expenses in the coming year as well as a salary and estimated bonus for each employee of FCF. Employees of FCF will be compensated in a manner and amount consistent with the market for comparable professionals, including the payment of a base salary and cash bonus. At year-end, the Advisor will submit recommended bonuses for employees to the Compensation Committee that reflect individual employee performance, aggregate FCF performance as well as prevailing market employment conditions. The budget as well as the bonus pool must be approved by a majority of the independent members of the Compensation Committee. No partner, director, officer or employee of the Advisor will receive compensation from FCF.

                  (j) The Advisor shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Advisor shall not be liable for any act or omission or for any loss sustained by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

                  (k) The Advisor shall deliver, if such event shall occur, written notice to the Trust that a "Trigger Notification" (as defined in the operating company agreement of the initial Shareholder) has occurred and the date that is the related "Key Person Trigger Date" (as defined in the operating company agreement of such Shareholder), in which case, as of such Key Person Trigger Date, the Trust shall be prohibited from entering into any new investment commitments and from making demands for additional Capital Contributions other than to fund investments in progress on such Key Person Trigger Date and liabilities of the Trust; provided, however, that the Trust may resume operations as though it had not received notice of such Trigger Notification in the event that the Shareholder subsequently notifies the Trust that the applicable Shareholder Investors have consented to the Shareholder's continued making of demands for capital contributions as though no Key Person Trigger Date had occurred.

                  (l) From time to time, one or more of the investment companies or accounts which the Advisor manages or advises may own the same investments as the Trust. Investment decisions for the Trust are made independently from those of such other investment companies or accounts; however, from time to time, the same investment decision may be made for more than one company or account to the extent the same is permitted under and in accordance with the 1940 Act. Subject to the foregoing, when two or more investment companies or accounts managed by the Advisor seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Advisor in its discretion in accordance with the accounts' various investment objectives. In some cases, this system may adversely affect the price or size of the position obtainable for the Trust. In other cases, however, the ability of the Trust to participate in volume transactions may produce better execution for the Trust.

                  (m) The Advisor will (i) use its best efforts to cause all financing obtained by FCF and any of the other Investment Affiliates to be non-recourse to the Shareholder Investors and (ii) will not incur contractual indebtedness on behalf of FCF that is recourse to the Shareholder Investors.

            3.  Portfolio Transactions and Brokerage.
                ------------------------------------

            The Advisor shall, for the purchase and sale of the Trust's portfolio securities, recommend that the Trust employ such securities dealers as will, in the reasonable judgment of the Advisor, result in the Trust's obtaining the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this requirement, the Advisor is authorized to direct the execution of the Trust's portfolio transactions to dealers and brokers furnishing statistical information or research reasonably deemed by the Advisor to be useful or valuable to the performance of its investment advisory functions for the Trust.

            4.  Compensation of the Advisor
                ---------------------------

            During the term hereof, the Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered hereunder an annual advisory fee (the "Advisory Fee") as more particularly described below. The Advisory Fee will equal 0.65% per year of the lesser of (i) the Trust's invested capital and (ii) the Trust's average daily NAV of its assets, determined in accordance with Exhibit A attached hereto and made a part hereof, on the basis of, as applicable, the Trust's invested capital or daily NAV of its assets as of the first day of the semiannual period with respect to which the Advisory Fee is being paid. The Advisory Fee shall be calculated and paid semiannually in arrears, commencing on December 23, 1999, and shall be prorated for any partial period, with the initial payment hereunder.

            5. Indemnity. (a) The Trust hereby agrees to indemnify the Advisor and each of the Advisor's partners, directors, officers, employees and controlling persons and the partners, directors, officers and employees thereof (including any individual who serves at the Advisor's request as a director, officer, partner, trustee or the like of any of the Trust's Investment Affiliates (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 5 with respect to the services provided hereunder or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful; provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance (which shall include the conviction of any of its senior officers of a felony), (ii) bad faith (including fraud), (iii) negligence, (iv) reckless disregard of the duties involved in the conduct of his position, (v) the material breach by the Advisor of this Agreement or (vi) the payment to or receipt by the Advisor or its Affiliates of benefits in violation of this Agreement (the conduct referred to in such clauses (i) through (vi) being sometimes referred to herein as "disabling conduct"). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the Trustees and a majority of the Investor Trustees.

                  (b) Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of those Trustees who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") and a majority vote of the Investor Trustees that the indemnitee is entitled to indemnification hereunder, or (ii) if such quorum is not obtainable or even if obtainable, if such majorities so direct, independent legal counsel in a written opinion conclude that the indemnitee should be entitled to indemnification hereunder. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with Section 5(c) hereof.

                  (c) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Trustees and a Majority of the Investor Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (1) the indemnitee shall provide adequate security for his undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the disinterested Non-Party Trustees and a Majority of the Investor Trustees, or if a majority vote of such quorum and a Majority of the Investor Trustees so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

                  (d) The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

            6. Duration, Termination and Amendment. (a) This Agreement shall become effective on the date it is approved by the Shareholders of the Trust and shall continue in effect for a period of one year and thereafter from year to year, but only so long as such continuation is specifically approved at least annually at a meeting of the Trustees in accordance with the requirements of the 1940 Act.

                  (b) This Agreement (i) may be terminated by the Advisor at any time without penalty upon giving the Trust forty-five (45) days' prior written notice (which notice may be waived by a majority of the Trustees including a Majority of the Investor Trustees) if the Trust is in breach of this Agreement in any material respect and (ii) may be terminated on behalf of the Trust at any time without penalty upon giving the Advisor sixty (60) days' prior written notice (which notice may be waived by the Advisor) by the vote of a majority of the Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the 1940 Act). Furthermore, upon the occurrence of a "Disabling Event" (as such term is defined in the operating agreement of the initial Shareholder) and the cessation of the service to the initial Shareholder by the first managing member named in such operating agreement (or an affiliate thereof) as managing member thereof, the Advisor shall promptly resign, this Agreement shall be terminated and no Advisory Fee shall be payable for any period after such cessation. Termination shall not affect any rights either party may have against the other hereunder as of the date of such termination.

                  (c) Any amendment to this Agreement (including any increase in the compensation payable to the Advisor hereunder) must be approved in accordance with the requirements of the 1940 Act and by a majority of the Investor Trustees.

            7.  Notices.

            Any notice under this Agreement shall be in writing and shall be delivered to the other party by hand or registered or certified mail, return receipt requested, at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the third day after the postmark if such notice is mailed first class postage prepaid.

            8.  Governing Law.
                -------------

            This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act, the Advisers Act and other applicable federal laws.

            9.  Shareholder Liability.
                ---------------------

            No Shareholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. No Trust or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, other than the Trust or its Shareholders, in connection with Trust Property or the affairs of the Trust, save only liability to the Trust or its Shareholders arising from bad faith, willful misfeasance, gross negligence (negligence in the case of those Trustees and officers who are partners, directors, officers or employees of the Advisor) or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any Shareholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he shall not, on account thereof, be held to any personal liability. The Trust shall indemnify and hold each Shareholder harmless from and against all claims and liabilities to which such Shareholder may become subject by reason of his being or having been a Shareholder, and shall reimburse such Shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.


            IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers as of the day and the year first above written.


                                    /s/
                                    -------------------------------------------
                                    Randal A. Nardone, as Trustee of Fortress
                                    Registered Investment Trust


                              FIG ADVISORS LLC

                              By: Fortress Investment Group LLC,
                              as managing member


                              By:   /s/
                                    -------------------------------------------
                                    Randal A. Nardone
                                    Chief Operating Officer



                                 Exhibit A

                      VALUATION POLICY AND GUIDELINES
                                     OF
                    Fortress Registered Investment Trust


            The Investment Company Act of 1940 (the "Act") obligates Fortress Registered Investment Trust (the "Trust") to calculate its net asset value, which shall be the value of the total assets of the Trust less the total liabilities of the Trust, including but not limited to, bank and other borrowings, reverse repurchase agreements, amounts payable for investments purchased, advisory fees, other accrued expenses, dividends and other distributions, interest, administration fees, taxes, variation margin, shares repurchased and organizational costs.

            The Act specifies that securities owned by the Trust for which market quotations are readily available should be valued at "market value" and that the value of all other securities and assets should be "fair value" as determined in good faith by the Board of Trustees of the Trust (the "Board"). The Securities and Exchange Commission ("SEC") has indicated that trustees may appoint others to assist them in making good faith determinations that may be required, and it has become common practice for trustees to establish methodologies and guidelines for the investment advisor or other evaluators (each such person, whether the advisor or another evaluator, an "Evaluator") to utilize to make such determinations and to require such Evaluators to report their determinations to the trustees or a committee thereof for approval or prospective modification. This practice takes into account both the valuation expertise of the Evaluators and the impracticality of having trustees make such valuations themselves on a day-by-day basis.

            The following statement of policy and guidelines details the principles adopted by the Board for determining those securities for which market quotations are readily available, for valuing various types of securities for which market quotations are readily available and for determining fair value of securities and other assets as to which it is determined market quotations are not readily available.

I. Policy and Guidelines for Determining Whether Market Quotations Are Readily Available

      A. Subject to the authority of the valuation committee of the Board (the "Valuation Committee") to review with the Trust's investment advisor, FIG Advisors LLC (the "Advisor"), its determinations and require modifications thereto, the Evaluator shall have the authority to determine whether a particular security is a security for which market quotations are readily available.

      B. For the foregoing purpose, a security is considered to be one for which market quotations are readily available if the position can be disposed of within seven days at approximately the value at which it is currently marked, assuming no change in general market values.

      C. A security that may not be sold to the public in the country in which the security is primarily traded without registration with governmental authorities ("Restricted Securities") will be treated as a security for which market quotations are not available unless consideration of the factors set forth in paragraph D below demonstrates that the standard of paragraph B is satisfied.

      D. In making determinations regarding marketability for purposes of paragraphs B and C above, the Evaluator should consider all factors that appear to be relevant, including at a minimum the following:

            1. frequency of trading and availability of quotations of the security or other securities considered to have substantially similar characteristics, such as credit quality, term, ranking and structure;

            2. the number of dealers or brokers willing to purchase, sell or effect transactions in the security and the availability of buyers;

            3. the willingness of dealers and brokers to be market makers in the security;

            4. the nature of trading activity including (i) the time needed to dispose of a position or part of a position and (ii) offer and solicitation methods; and

            5. any additional factors the Valuation Committee requires as a general matter or with reference to a particular security.

      E. The Evaluator shall prepare contemporaneously with each calculation of the Trust's net asset value and provide to the Advisor and the Valuation Committee at each meeting a memorandum summarizing the basis of determination for each non-Restricted Security for which the Evaluator determines market quotations are not readily available and for each Restricted Security for which the Evaluator determines market quotations are readily available. All such memoranda and supporting documents shall be preserved with the records of the Trust for a period not less than six years after disposition of the security in question.

II. Policy and Guidelines for Valuing Securities for which Market Quotations Are Readily Available

      A. All securities for which market quotations are readily available shall be valued at market value as of the time of day at which the Board has determined the net asset value of the Trust should be calculated.

      B. Securities traded on a market for which actual transaction prices (including at a minimum closing prices) are published daily will generally be valued at the most recent sale price on the principal such market for such security prior to the time as of which net asset value is calculated. However, if the principal such market is not open for trading at the time as of which the Trust's net asset value is being calculated, reference shall also be made to trades occurring in any markets providing more contemporaneous information and the Trust's valuation may take into account such subsequent market activity.

      C. Securities not described in paragraph B above that are traded on a market for which bid and ask quotations are published daily shall be valued at the bid as of the close of the principal such market for such security, subject to the possibility of adjustment for subsequent events similar to that provided in paragraph B above.

      D. Securities not described in paragraph B or C above shall be valued based on actual transactions in the same or substantially fungible securities or based on one or, if appropriate, the average of two or more firm quotations for approximately the number of units or principal amount held by the Trust provided as contemporaneously as practicable during the course of the same day by at least one bank, securities dealer, mortgage banker or similar institution that regularly conducts market transactions in the securities in question. Securities valued by reference to quotations provided by only one institution shall also be valued by other means from time to time to help ensure the accuracy of such institution's quotations.

      E. The Evaluator may utilize pricing services and spreads provided by investment banks, commercial banks and others to the extent the Evaluator, in its good faith reasonable judgment, believes the prices provided or derivable from the spreads provided are reliable indicators of current value. In determining reliability, the Evaluator will be required to test such prices regularly on a spot check basis by reference to actual transaction prices and firm quotations from market participants.

III. Policy and Guidelines for Valuing Securities for which Market Quotations Are not Readily Available and All Other Assets

      A. All securities for which market quotations are not readily available and all assets which are not securities shall be valued at fair value, which generally is defined as the amount for which the security or asset could be sold in an orderly disposition over a reasonable period of time taking into account the nature of the asset. The Board recognizes that fair value is inherently an imprecise approximation of actual value at any given point in time and that such approximation becomes more imprecise as the range and depth of market participants and information about the security or other asset diminish.

      B. In making determinations of fair value, the Evaluator shall consider all factors that reasonably appear to such person to be relevant, and make such inquiry and/or investigation as such person deems appropriate in the circumstances. Among the potential factors are the following:

                  1.    type of security or asset;

                  2.    relevant financial statements;

                  3.    cost and principal amount;

                  4.    yield or net income produced;

                  5.    maturity and duration;

                  6.    liquidity;

                  7.    control rights;

                  8.    degree of seniority;

                  9.    conversion features;

                  10.   issuer guarantees;

                  11.   expenses associated with holding the security or asset;

                  12.   expenses of disposition;

                  13.   size of holding;

                  14. market value of the same or similar securities or assets that are readily marketable;

                  15. reports by analysts, appraisers and such other persons as the Evaluator shall reasonably deem appropriate; and

                  16. information as to recent transactions in the same or similar securities or assets.

      C. The Evaluator shall utilize primarily one of the following methods of valuation in the following order of preference:

            1. Public market. Where recent public transactions in securities or assets of the same class or that are highly similar are available, these will generally provide the most reliable indicator of current fair value.

            2. Private market. Recent transactions in securities or assets of the same class or that are highly similar may also be reliable even if such securities or assets are not publicly traded.

            3. Analytical method. An analytical method should be used where relevant transactions are not available but information providing a reasonable basis for valuation is available, such as appraisals, analysts' reports, valuation models built on the market behavior of similar types of securities or assets that are readily marketable, or valuation models seeking to determine the inherent value of the streams of income and return of principal from a particular security or asset.

            4. Cost. Cost should be used as the primary basis of valuation only if none of the other methods is available.

      D.    Valuation of particular types of securities and assets

            1. Open futures contracts traded on an exchange shall be valued on the same basis as securities for which market quotations are readily available, by reference to most recent settlement price. Other open futures contracts shall be valued by reference to exchange traded contracts if possible or by reference to movements in the underlying securities, commodities or indices, taking into account the term of the contract and any early settlement features.

            2. Foreign currency exchange contracts shall be valued by using the current or most recently available applicable spot or forward price as provided by Reuters America Inc. or another reliable source.

            3. The Trust's investment in Fortress Capital Finance LLC and other Investment Affiliates shall be valued on a lookthrough basis to the net value of the assets of each such entity over its liabilities. This method of valuation is premised on the fact that the Trust's interest in each is a controlling interest in an entity that has a limited term and is not marketable and that the results of operations of such entities are included in the results of operations of the Trust and reflect in large part the values of the assets they hold.

            4. Mortgage loans and other receivables acquired as distressed or nonperforming loans shall be valued at cost, as adjusted for amortization and other paydowns on the principal balance of such loans, from the date of acquisition to the date on which a significant event occurs, such as revaluation of the collateral, resolution of legal impediments, bankruptcy of the borrower, restructuring of the loan and so forth. Where a pool of distressed mortgages are purchased in bulk, the purchase price shall be allocated among them in the manner in which the purchaser structured its bid as modified by any further analysis prior to or closely following closing. When a significant event affecting valuation occurs, the mortgage loan shall be revalued on the basis of such event and, if possible, shall thereafter be valued on an analytical basis (as provided in III(c)(3) above) rather than a cost basis.

            5. Mortgage loans and other receivables which are not distressed shall be valued in accordance with market-based or analytical methodologies (as provided in III(c)(3) above).

            6. Real property and other collateral acquired by foreclosure or other workout mechanism shall be valued at the most recent appraised value by an independent third party less anticipated costs of disposition if not taken into account in such appraised value.

            7. Mortgage loans and other receivables acquired by a securities issuance affiliate shall not be revalued by virtue of such acquisition.

            8. Subordinated securities acquired by the Trust from a securities issuance affiliate shall be valued at the time of acquisition at cost and shall thereafter be valued by market or analytical methods as applicable.

            9. Debt securities having a remaining maturity of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts, which approximates market value.

      E. The Evaluator shall prepare contemporaneously with each calculation of the Trust's net asset value and provide to the Advisor, the Valuation Committee and the Board at each meeting a memorandum regarding the fair value and the basis of determination of fair value for each security and for each asset (other than open futures contracts and foreign currency exchange contracts covered by paragraphs D.1 (first sentence) and D.2) valued at fair value. All such memoranda and supporting documentation shall be preserved with the records of the Trust for a period not less than six years after disposition of the security or asset in question.

IV.   Review by the Board

      The Board shall review this policy and guidelines at least annually and shall make such revisions thereto as shall be recommended by the Valuation Committee and such revisions shall be approved by a majority of the Trust's Trustees and all of its Investor Trustees.

      The Board may, from time to time, select one or more Evaluators to assist the Valuation Committee and the Board in supervising the proper valuation of the Trust's assets.